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                                                                 EXHIBIT 99.4


                        THE BRADFORD PARTICLE DESIGN PLC

             UNAPPROVED EMPLOYEE SHARE OPTION SCHEME ("THE SCHEME")

                               OPTION CERTIFICATE

THIS DOCUMENT IS IMPORTANT. A form of notice for use by the Participant for the exercise of the option is printed on the reverse of this Certificate.


Name of participant:

Date of grant:

Number of ordinary shares:

Price per ordinary share:             L

Last date for exercise of option:



THIS IS TO CERTIFY THAT the Option Holder named above has been granted an option under the Scheme to acquire the above number of ordinary shares in Bradford Particle Design plc ("the Company"), at the above price per ordinary share, upon the terms set out in the Scheme.



Executed by BRADFORD PARTICLE DESIGN PLC as a Deed



Signed................................(Director)



Signed................................(Director)